Exhibit 8.1

1 de abril de 2009

COMUNICADO A LA COMUNIDAD FINANCIERA

Grupo México (“GMéxico”) informa que a partir del 27 de marzo de 2009 es tenedor indirecto del 80% de las acciones en circulación de su subsidiaria minera Southern Copper Corporation (“SCC”).  Grupo México incrementó su tenencia accionaria de 75.1% a 80%, a través de la recompra de acciones que la propia SCC efectuó conforme al programa autorizado para este fin por su Consejo; y de la adquisición de acciones de SCC que GMéxico ha llevado a cabo en el mercado por conducto de su subsidiaria Americas Mining Corporation (“AMC”).

AMC adquirió en el mercado 16.7 millones de acciones comunes de SCC, y SCC recompró 33.4 millones de acciones propias.  El precio promedio ponderado de dichas adquisiciones fue de $13.45 dólares por acción.

Además de la creación de valor que las adquisiciones mencionadas representan tanto para los accionistas de SCC como para los accionistas de GMéxico, se obtendrán también importantes ahorros para GMéxico debido a que AMC consolidará a SCC para efectos fiscales americanos.

ANNOUNCEMENT TO THE FINANCIAL COMMUNITY

Grupo México (“GMéxico”) announces that on March 27, 2009 became the beneficial owner of 80% of the shares of common stock of its mining subsidiary Southern Copper Corporation (“SCC”).  GMéxico increased its ownership interest from 75.1% to 80% as a result of the repurchase of shares of common stock of SCC pursuant to its existing share repurchase program, as well as by the acquisition by GMéxico of shares of common stock of SCC by GMéxico's subsidiary, Americas Mining Corporation (“AMC”).

AMC acquired 16.7 million shares of common stock of SCC, while SCC repurchased 33.4 million shares of its own stock. The average purchase price was $13.45 dollars per share.

The acquisitions of shares of common stock of SCC will be accretive to shareholders of SCC and GMéxico. Additionally, the consolidation of SCC in AMC for U.S. tax purposes will result in important savings for GMéxico.